UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C., 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2023

JUPITER WELLNESS, INC.

(Exact name of registrant as specified in charter)

Delaware	001-39569	83-2455880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1061 E. Indiantown Rd., Ste. 110, Jupiter, FL 33477

(Address of principal executive offices) (Zip Code)

(561) 462-2700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	JUPW	The Nasdaq Stock Market LLC (The Nasdaq Capital Market)

Warrants, each exercisable for one share of Common Stock at $8.50 per share	JUPWW	The Nasdaq Stock Market LLC (The Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mart if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 14, 2023, Jupiter Wellness, Inc. (the “Company”) along with SRM Entertainment, Inc., a Nevada corporation (“SRM”), entered into an Underwriting Agreement (the “Underwriting Agreement”), with EF Hutton, division of Benchmark Investments, LLC, the representative of the underwriters (the “Representative”), in connection with SRM’s initial public offering (the “IPO”). Pursuant to the Underwriting Agreement, on August 14, 2023, SRM announced the pricing of its IPO of 1,250,000 shares of common stock, par value $0.0001 (the “Common Stock”) for a price of $5.00 per share, less certain underwriting discounts and commissions.

On December 9, 2022, the Company entered into the Exchange Agreement (the “Exchange Agreement”) with SRM to govern the separation of our business from SRM. On May 26, 2023, we amended the Exchange Agreement (the “Amended and Restated Exchange Agreement”) to include additional information regarding the distribution and the separation of our business from SRM. On August 14, 2023, we consummated the separation contemplated by the Amended and Restated Exchange Agreement. From this date forward, SRM will operate as a separate public company. Jupiter will no longer consolidate the numbers of SRM in its financial statements.

On August 14, 2023, the Company distributed 2,000,000 shares of Common Stock owned by the Company to its stockholders and holders of certain warrants based on the record date of July 7, 2023. Following the distribution, the Company is the largest shareholder of SRM, owning 4,500,000 shares of Common Stock.

On August 3, 2023, the Company and SRM entered into an Assignment and Assumption Agreement (the “McKinnon Assignment”), pursuant to which SRM assumed the employment agreement, between Douglas McKinnon and the Company. The McKinnon Assignment became effective on August 14, 2023.

Collectively, the McKinnon Assignment, the Exchange Agreement, the Amended and Restated Exchange Agreement and the Underwriting Agreement are the “Agreements”.

The foregoing description of each of the Agreements does not purport to be complete and are qualified in their entirety by the text of the Agreements which are filed as Exhibit 10.1. 10.2, 10.3 and 10.4, and are incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the McKinnon Assignment on August 14, 2023, Douglas McKinnon resigned from his position as the CFO of the Company. Mr. McKinnon did not advise the Company of any disagreement with the Company on any matter relating to its operations, policies or practices.

On August 15, 2023, the board of directors (the “Board”) of the Company appointed Markita L. Russell as the Chief Financial Officer of the Company.

Ms. Russell, has over 20 years of experience in accounting. From June 2017 to August 2019, Ms. Russell served as controller at Quantum Admin Services / Beachway Therapy Center, LLC. From September 2019 to March 2020, Ms. Russell served as acting controller and consultant of Nautical Ventures Group, Inc. From April 2020 to August 2021, Ms. Russell served as the Staff Accountant for Stem Holdings Inc. Since August 2021, Ms. Russell has served as the controller for SRM, performing accounting functions for SRM—from accounts receivable and accounts payable management to inventory and fixed asset management, cash management and financial reporting utilized for the Company’s Form 10-Q and Form 10-K filings with the U.S. Securities and Exchange Commission.

There are no arrangements or understandings between the Company and the newly appointed executive officer or director and any other person or persons pursuant to which each executive officer or director was appointed and there is no family relationship between or among any director or executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer.

There are no transactions between the Company and any newly appointed executive officer or director that are reportable pursuant to Item 404(a) of Regulation SK. The Company did not enter into or materially amend any material plan, contract or arrangement with any newly appointed executive officer or director in connection with his or her appointment as a director or executive officer.

Item 8.01 Other Events.

As a result of the distribution, the exercise price of an aggregate of 8,631,754 warrants issued in January 2023 was reduced from $1.00 per share to $0.932 per share and the amount of warrants increased from 8,631,754 to 9,260,554 warrants. The change is a result of the anti-dilution features contained in those warrants.

Item 9.01 Financial Statements and Exhibits

Exhibits

Exhibit No.	Description
10.1	Underwriting Agreement, dated August 14, 2023, by and between EF Hutton, division of Benchmark Investments, LLC, Jupiter Wellness, Inc. and SRM Entertainment, Inc.
10.2	Exchange Agreement, dated December 9, 2022, between Jupiter Wellness, Inc. and SRM Entertainment, Inc.
10.3	Amended and Restated Exchange Agreement, dated May 26, 2023, between Jupiter Wellness, Inc. and SRM Entertainment, Inc.
10.4	The Assignment and Assumption Agreement, dated August 3, 2023, between Jupiter Wellness, Inc. and SRM Entertainment, Inc.
104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 21, 2023

JUPITER WELLNESS, INC.

By:	/s/ Brian John
Brian John
Chief Executive Officer